Filed Pursuant to Rule 424(b)(3)
Registration No. 333-143793

BigString Corporation

PROSPECTUS SUPPLEMENT

Number 10

to

Prospectus dated November 13, 2007

of

BIGSTRING CORPORATION

18,524,866 Shares of Common Stock
__________________________________________

This prospectus supplement supplements the prospectus dated November 13, 2007, as previously supplemented, relating to the offer and sale by certain persons who are or may become stockholders of BigString Corporation of up to 18,524,866 shares of BigString Corporation’s common stock.  We are not selling any of the shares in this offering and therefore will not receive any proceeds from the offering.

This prospectus supplement is part of, and should be read in conjunction with, the prospectus dated November 13, 2007, the prospectus supplement number 1 dated November 20, 2007, the prospectus supplement number 2 dated December 5, 2007, the prospectus supplement number 3 dated December 26, 2007, the prospectus supplement number 4 dated January 25, 2008, the prospectus supplement number 5 dated February 12, 2008, the prospectus supplement number 6 dated March 6, 2008, the prospectus supplement number 7 dated April 4, 2008, the prospectus supplement number 8 dated April 23, 2008 and the prospectus supplement number 9 dated May 20, 2008.  This prospectus supplement is qualified by reference to the prospectus, except to the extent the information in this prospectus supplement updates and supersedes the information contained in the prospectus, as previously supplemented.  The primary purpose of this prospectus supplement is to notify stockholders that BigString Corporation has announced the sale of FindItAll.com and its related assets to FindItAll, Inc., a development stage company, and the sale of AmericanMoBlog.com and its related assets to AmericanMoBlog, Inc., a development stage company.

This prospectus supplement includes the attached Current Report on Form 8-K, with exhibit, which was filed with the Securities and Exchange Commission on June 17, 2008.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities being offered through the prospectus dated November 13, 2007, or determined if this prospectus supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 17, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 16, 2008

BIGSTRING CORPORATION
(Exact name of registrant as specified in charter)

Delaware	000-51661	20-0297832
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Harding Road, Suite E, Red Bank, New Jersey	07701
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:  (732) 741-2840

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01.          Other Events.

On June 16, 2008, BigString Corporation issued a press release announcing the sale of FindItAll.com and its related assets to FindItAll, Inc., a development stage company, and the sale of AmericanMoBlog.com and its related assets to AmericanMoBlog, Inc., a development stage company.  A copy of the press release is attached hereto as Exhibit 99.1.

Section 9 – Financial Statements and Exhibits

Item 9.01.          Financial Statements and Exhibits.

(d)             Exhibits:

Exhibit
Number	Description

99.1	Press Release Re: BigString Corporation Announces Sale of FindItAll and AmericanMoBlog Websites in Exchange for Equity Position in FindItAll, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIGSTRING CORPORATION
(Registrant)

By:	/s/ Darin M. Myman
Darin M. Myman
President and Chief Executive Officer
Date:  June 17, 2008

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press Release Re: BigString Corporation Announces Sale of FindItAll and AmericanMoBlog Websites in Exchange for Equity Position in FindItAll, Inc.